                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       STERLING CHEMICALS HOLDINGS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       STERLING CHEMICALS HOLDINGS, INC.
                               1200 SMITH STREET
                                  SUITE 1900
                           HOUSTON, TEXAS 77002-4312

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 22, 1997

To the Stockholders of Sterling Chemicals Holdings, Inc.:

     An Annual Meeting of Stockholders of Sterling Chemicals Holdings, Inc. (the "Company") will be held at Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas at 9:00 A.M., Houston time, on Wednesday, January 22, 1997 for the following purposes:

                1. To elect nine directors to serve until the 1998 Annual Meeting and until their successors have been duly elected and qualified;

                2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the fiscal year ending September 30, 1997; and

                3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

     Stockholders of record at the close of business on December 6, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

     You are cordially invited to attend the Annual Meeting. Whether or not you are planning to attend the Annual Meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly in the accompanying envelope.

                                            By Order of the Board of Directors


                                            /s/ F. Maxwell Evans
                                            ----------------------------
                                            F. Maxwell Evans
                                            Secretary

Houston, Texas
December 20, 1996

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

     TO ENSURE REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

                       STERLING CHEMICALS HOLDINGS, INC.
                               1200 SMITH STREET
                                  SUITE 1900
                           HOUSTON, TEXAS 77002-4312
                                (713) 650-3700

                                                               DECEMBER 20, 1996

                              -------------------

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY 22, 1997

INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Sterling Chemicals Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas at 9:00 A.M., Houston time, on Wednesday, January 22, 1997, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting") for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting (the "Notice"). This Proxy Statement, the Notice, the Company's Annual Report to Stockholders for the Fiscal Year Ended September 30, 1996, and the enclosed form of proxy are first being mailed to stockholders on or about December 20, 1996.

PROXIES

     The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies that are properly signed and returned but on which no specification has been made by the stockholder will be voted for the election to the Board of Directors of the nominees named herein and in favor of ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the fiscal year ending September 30, 1997. The Board of Directors is not aware of any other matters that are expected to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as instructed by the Board of Directors of the Company, who have instructed the proxies to vote in accordance with the proxies' own best judgment in the absence of express instruction from the Board. The enclosed form of proxy may be revoked at any time before the proxy is voted at the Annual Meeting by executing a new proxy with a later date and delivering it to the Secretary of the Company, by voting in person at the Annual Meeting, or by giving written notice of revocation to the Secretary of the Company. The presence of a stockholder at the Annual Meeting will not automatically revoke that stockholder's proxy.

VOTING SECURITIES

     Stockholders of record at the close of business on December 6, 1996 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. As of the Record Date, the issued and outstanding voting securities of the Company consisted of 11,140,837 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters that may properly come before the Annual Meeting other than the election of directors. In the election of directors, each share is entitled to cast one vote for each director to be elected; cumulative voting is not permitted.

QUORUM AND OTHER MATTERS

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "broker non-vote") for voting on some or all other matters.

     Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Accordingly, abstentions or broker non-votes will not affect the election of the nominees receiving the plurality of votes.

     All other matters to come before the Annual Meeting require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes, however, will be deemed shares not present to vote on such matters, and therefore will not count as votes for or against the proposals, and will not be included in calculating the number of votes necessary for approval of such matters.

     Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.

CHANGE OF CONTROL

     Merger with STX Acquisition Corp. Pursuant to an Amended and Restated Agreement and Plan of Merger dated as of April 24, 1996 (the "Merger Agreement"), on August 21, 1996 (the "Closing Date"), STX Acquisition Corp. ("STX Acquisition") merged with and into Sterling Chemicals, Inc., which was renamed Sterling Chemicals Holdings, Inc. (the "Merger"). As used in this section, the term "Company" refers both to Sterling Chemicals, Inc. prior to the consummation of the Merger and, thereafter, to Sterling Chemicals Holdings, Inc., the surviving corporation in the Merger.

     An aggregate of approximately 5.0 million shares of Common Stock were retained by existing stockholders of the Company (the "Rollover Shares"), and the remaining shares of Common Stock were converted into the right to receive $12.00 in cash. Upon consummation of the Merger, the Rollover Shares represented approximately 46% of the outstanding Common Stock. In addition, (i) each option, warrant or other right to acquire equity interests in the Company and each security convertible into or exchangeable for such equity interests or obligating the Company to enter into any such option, warrant or other right was automatically canceled, with no consideration exchanged therefor, (ii) each stock appreciation right ("SAR") was converted into the right to receive a cash payment in an amount equal to the excess, if any, of $12.00 over the base price provided for in such SAR, (iii) each share of outstanding phantom stock relating to the Company was automatically converted into the right to receive a cash payment in the amount of $12.00 and (iv) all outstanding shares of restricted stock became immediately and fully vested. Following consummation of the Merger, the Company conveyed substantially all of the assets and properties of the Company to Sterling Chemicals, Inc., its wholly owned operating subsidiary (formerly a wholly owned subsidiary of STX Acquisition known as STX Chemicals Corp., and referred to herein as "Chemicals").

     In connection with the Merger, a group of investors formed by The Sterling Group, Inc. ("TSG") and The Unicorn Group, L.L.C. ("Unicorn") purchased a total of 589,103 shares of STX Acquisition Common Stock (the "Equity Private Placement"). In the Merger, each share of STX Acquisition Common Stock was converted into ten shares of Common Stock. As a result, upon consummation of the Merger the shares of STX Acquisition Common Stock purchased in the Equity Private Placement were converted into 5,891,030 shares of Common Stock. As of the Record Date, such shares represented approximately 53% of the outstanding Common Stock.

     Financing Arrangements. In addition to the funds raised in the Equity Private Placement, the financing for the Merger also included the following:

     Pursuant to the Merger Agreement, Chemicals entered into a bank credit facility (the "Credit Facility") with Texas Commerce Bank National Association, as administrative agent, and Credit Suisse and Chase Securities Inc. as co-arrangers. The Credit Facility consists of (i) a six and one-half year $100.0 million revolving credit facility, (ii) a six and one-half year $200.0 million term loan, (iii) an eight-year $150.0 million term loan and (iv) a four-year $6.5 million term loan.

     On the Closing Date, the Company issued in a registered public offering (the "Public Offering") $191,751,000 representing 191,751 Units, each Unit consisting of one 13 1/2% Senior Secured Discount Note Due 2008 and one warrant to purchase three shares of Common Stock. Also in the Public Offering, Chemicals issued $275,000,000 11 3/4% Senior Subordinated Notes Due 2006.

     Proceeds of the Equity Private Placement, the Credit Facility and the Public Offering were used primarily to purchase the Common Stock (other than the Rollover Shares) and other equity interests in the Merger, to refinance the Company's existing debt and to pay fees and expenses in connection with the Merger.

     Agreements Among Stockholders. In connection with the Equity Private Placement, the purchasers therein entered into a Stockholders Agreement and a Tag-Along Agreement. The Stockholders Agreement restricts transfer of shares of Common Stock held by such stockholders (with certain exceptions) unless such shares are first offered to the Company's employee stock ownership plan (the "New ESOP"), second to the Company and finally to other stockholders party to the agreement. In addition, the agreement restricts the ability of any stockholder who is a party to the agreement to initiate a disposition of a control position in the Company without first complying with the right of first refusal provisions. The Tag-Along Agreement provides that if any of the parties thereto propose to transfer, sell or otherwise dispose of an aggregate of 51% or more of the Common Stock issued and outstanding at the time of such transfer, all other holders of Common Stock will have the right to participate in such transfer on a pro rata basis and on the same terms and conditions. All shares of Common Stock purchased in the Equity Private Placement are subject to the Stockholders Agreement and the Tag-Along Agreement. In addition, an aggregate of 250,000 shares purchased by certain employees of the Company pursuant to the Company's 1996 Employee Stock Purchase Plan are also subject to the Stockholders Agreement and the Tag-Along Agreement.

     On the Closing Date, a Voting Agreement (the "Voting Agreement") was entered into among Frank J. Hevrdejs, Frank P. Diassi, William C. Oehmig, Hunter Nelson, Susan O. Rheney (Trustee of The Rheney Living Trust), Koch Capital Services, Inc. (formerly known as Koch Equities Inc.) ("Koch Capital"), affiliates of Clipper Capital Partners, L.P. (collectively, "The Clipper Group"), FSI No. 2 Corporation (a wholly owned subsidiary of Fayez Sarofim & Co.), and Olympus Growth Fund II, L.P. ("Olympus Growth") and Olympus Executive
Fund, L.P. ("Olympus Executive").   The Voting Agreement provides for each of
such parties to vote shares of Common Stock owned or subsequently acquired by such parties in favor of a nominee to the Board of Directors of the Company to be selected by each of Koch Capital and The Clipper Group. The rights of Koch Capital and The Clipper Group to select a nominee under the Voting Agreement are terminated in the event their ownership of Common Stock represents less than 5% of the total outstanding shares of Common Stock.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Directors will be elected by the favorable vote of a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. The Board of Directors recommends a vote FOR each of the nominees listed and, unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees listed, all shares represented by any such proxy will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unavailable. Any vacancy occurring following the election of directors may be filled by the Board of Directors.

NOMINEES FOR ELECTION

     All members of the Board of Directors of the Company will be elected to hold office until the next annual meeting of stockholders and until their respective successors are duly elected and have qualified. All nine nominees currently serve as directors of the Company. Mr. J. Virgil Waggoner served as a director prior to the Merger, Messrs. George B. Gregory and Robert B. Calhoun were appointed by the Board of Directors on September 18, 1996, and the remaining directors have served on the Board since August 21, 1996, the Closing Date of the Merger. The following discussion sets forth information with respect to each nominee for election as a director which has been furnished by each such nominee. For more detailed information with respect to Common Stock ownership by nominees, see the table in the section of this Proxy Statement captioned "Principal Stockholders", including the footnotes thereto.

     Frank P. Diassi. Age 63. Mr. Diassi is Chairman of the Company's Board of Directors. Mr. Diassi is currently Managing General Partner of Unicorn, a private financial organization. He organized Unicorn in 1981 and has originated investments in over 40 entrepreneurial companies. Prior to forming Unicorn, Mr. Diassi organized and operated several businesses ranging from chemical distribution to the manufacturing of organic chemicals and detergent products. In addition, he had a number of years of executive experience with the petrochemical department of Continental Oil Company. He has been Chairman of the Board of Hawkeye Chemical Company and was a founding director of Arcadian Corporation, the largest nitrogen fertilizer company in the Western hemisphere. Mr. Diassi currently serves as Chairman of the Board of Software Plus, Inc. In addition, he serves as a director of Mail-Well, Inc. ("Mail-Well"), an envelope manufacturer and commercial printer, and several private companies.

     J. Virgil Waggoner. Age 69. Mr. Waggoner is Vice Chairman of the Company's Board of Directors. Mr. Waggoner served as President and Chief Executive Officer of the Company from 1986 until his retirement in August 1996. From 1950 to 1980, Mr. Waggoner was employed by Monsanto Company, last serving as Group Vice President and Managing Director of Monsanto's Plastics and Resins Company. Mr. Waggoner was President of El Paso Products Company, a commodity chemical and plastics company, from 1980 to 1983 and was a self-employed industry consultant from 1983 to 1986. Mr. Waggoner has been on the Boards of Directors of Kirby Corporation and Mail-Well since July 1983 and February 1994, respectively. He is currently President and Chief Executive Officer of JVW Investments, Ltd., a private company.

     Robert W. Roten. Age 62. Mr. Roten spent the first 25 years of his career with Monsanto Company and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as Vice President--Commercial of the Company from August 1986 until September 1991, when he became Vice President-- Corporate Development. Mr. Roten became Executive Vice President and Chief Operating Officer of the Company in April 1993 and became President and Chief Executive Officer of the Company in August 1996.

     Allan R. Dragone. Age 70. Mr. Dragone has been a director of Arcadian Corporation since 1989, and served as Chairman of the Board from 1989 to 1990. He was President and Chief Executive Officer of Azko America, Inc., a chemicals producer, from 1986 to 1989, and was Chairman of the Board of Fiber Industries, Inc., a polyester fibers producer, from 1987 to 1989. He also is a director of United Water Resources, Inc., a water services company; a director of Wellman, Inc., a polyester fibers producer and plastic reclamation company; and a director of Purina Mills, Inc. ("Purina Mills"), an animal feed producer. He was Chairman of the Board of the New York Racing Commission from 1990 to 1995, and currently serves as a trustee.

     John L. Garcia. Age 40. Mr. Garcia has been a Managing Director and Head of the Global Chemical Investment Banking Group with CS First Boston Corporation since 1994 and prior thereto was a Managing Director with Wertheim Schroder & Co. Inc. Mr. Garcia also serves as a director of Acetex Corporation.

     Frank J. Hevrdejs. Age 51. Mr. Hevrdejs is a principal and President of TSG, which he co-founded in 1982. Mr. Hevrdejs has actively participated in acquisitions of over 40 businesses in the past 15 years. He is Chairman of First Sterling Ventures Corp., an investment company, Enduro Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a director of Mail-Well, Purina Mills, and Eagle U.S.A., an air-freight company.

     Hunter Nelson. Age 44. Mr. Nelson is currently a principal with TSG. Prior to joining TSG in 1989, he served as vice president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr. Nelson was previously a partner in the law firm of Andrews & Kurth L.L.P. specializing in general corporate and securities law. Mr. Nelson serves on the board of Sterling Diagnostic Imaging, Inc. and other private companies.

     George B. Gregory. Age 33. Mr. Gregory is employed by Koch Capital, a wholly owned subsidiary of Koch Industries, Inc. ("Koch Industries"), and currently serves as chief financial officer of Koch Chemical Company. Prior to joining Koch Capital in June 1995, Mr. Gregory worked as a consultant for Monitor Company and as a chemist for E. I. DuPont de Nemours & Company.

     Robert B. Calhoun.  Age 54.   Mr. Calhoun has been President of Clipper
Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991, and of Clipper Capital Corporation, the sole general partner of Clipper Capital Partners, L.P., an affiliated private investment firm, since 1993. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation. Mr. Calhoun is also a director of Avondale Incorporated and Interstate Bakeries Corporation.

INFORMATION CONCERNING OPERATION OF THE BOARD OF DIRECTORS

     In order to facilitate the functions of the Board of Directors, the Board has created various committees including an Audit Committee, a Compensation Committee, a Finance Committee and an Environmental, Health and Safety Committee. The Board does not have a nominating committee.

     The members of the Audit Committee are Hunter Nelson (Chairman), George B. Gregory and J. Virgil Waggoner. The functions of the Audit Committee include the following: making recommendations to the Board of Directors concerning the selection and termination of the Company's auditor; reviewing the auditor's compensation and the scope and proposed terms of its engagement as well as the nature and effect of any non-audit services provided; reviewing the auditor's independence; considering the range of audit and non-audit fees and, in consultation with the auditor, the adequacy of the Company's internal financial controls; serving as a channel of communication between the auditor and the Board of Directors; reviewing the results of each audit, including any qualifications in the auditor's opinion and any related management letter; reviewing the Company's annual financial statements and any significant issues that arose in connection with the preparation of those financial statements; reviewing major issues regarding accounting practices; considering major changes and other questions regarding the Company's auditing and accounting principles and practices to be followed when preparing the Company's financial statements; reviewing the procedures employed by the Company in preparing published financial statements; meeting periodically with management to review major financial risk exposures; and performing such other functions as may be necessary or appropriate in the efficient discharge of the aforementioned duties. In the event the Company appoints an internal auditing executive, the Audit Committee would also review the appointment, function and performance of such internal auditor.

     The members of the Compensation Committee are Frank J. Hevrdejs (Chairman), Allan R. Dragone and Robert B. Calhoun. The functions of the Compensation Committee are to establish remuneration levels for officers of Holdings and its subsidiaries, review significant employee benefit programs and establish and administer executive compensation programs (including bonus plans, stock option and other equity-base programs, deferred compensation plans and other cash or stock incentive programs); establish, from time to time, the annual fees to be paid to each director of the Company and each of its subsidiaries and the fees to be paid to each director of the Company and each of its subsidiaries in connection with the attendance by such director at meetings of the relevant Board of Directors or committee thereof; at the Company's expense, to retain and consult with such professional advisors and other experts as the Compensation Committee shall deem necessary or appropriate in connection with the performance of its duties and the exercise of its authority and powers; and perform such other functions as may be necessary or appropriate in the efficient discharge of its duties.

     The members of the Finance Committee are Robert B. Calhoun, (Chairman), Frank J. Hevrdejs, Allan R. Dragone and John L. Garcia. The functions of the Finance Committee are to formulate financing plans for the ongoing operations of the Company and its subsidiaries, any acquisitions contemplated to be made by the Company or any of its subsidiaries and other similar matters; to make recommendations to the Company's Board with respect to, among other things, the respective levels and terms of such borrowings and issuances of securities; and perform such other functions as may be necessary or appropriate in the efficient discharge of the aforementioned duties.

     The members of the Environmental, Health and Safety Committee are J. Virgil Waggoner (Chairman), George B. Gregory and Robert W. Roten. The functions of the Environmental, Health and Safety Committee are to establish Board-level policies, practices and procedures of, and a compliance program for, the Company and its subsidiaries with respect to employee safety and health, environmental protection and product safety; establish Board-level policies with respect to the engagement of independent environmental auditors or the assignment of specific company personnel to conduct internal and external compliance and management audits on a regular and systematic basis; evaluate the engagement of independent environmental auditors; establish procedures to ensure prompt notification to the Board of material regulatory actions, administrative orders, notices of violation and claims; and perform such other functions as may be necessary or appropriate discharge of the aforementioned duties.

     During the year ended September 30, 1996, the Board of Directors held nine meetings and the Audit Committee and the Compensation Committee each held one meeting. No director attended fewer than 75% of director meetings or of meetings of committees on which such director served.

COMPENSATION OF DIRECTORS

     Prior to the Merger, fees payable to non-employee directors of the Company were $16,000 per year and an attendance fee of $600 for each meeting of the Board or a committee thereof. Members of the Board of Directors who were employees of the Company or its subsidiaries did not receive a fee for their services as directors. All directors were reimbursed for travel expenses for their services as directors. It is expected that the Board of Directors and the Compensation Committee will establish a revised Board compensation policy applicable to services provided following the Merger.

COMPENSATION OF EXECUTIVE OFFICERS

     Set forth below is information regarding compensation arrangements and benefits paid or made available to (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the three fiscal years ended September 30, 1996. Compensation during such fiscal years included participation in certain stock option, SAR and other benefit plans sponsored by the Company or its subsidiaries which were terminated in connection with the Merger. See "Change of Control."

                                                                                        LONG-TERM
                                                  ANNUAL                              COMPENSATION
                                               COMPENSATION (1)                           AWARDS
                                               ----------------                       -------------

                                                                            RESTRICTED      SECURITIES    ALL OTHER
                                             SALARY           BONUS           STOCK         UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR   ($) (2)         ($) (3)         AWARD(S)      OPTIONS/SARS    ($) (4)
---------------------------------------------------------------------------------------------------------------------
Robert W. Roten...................... 1996   $205,000      $   105,313        $    -0-              -0-  $      9,403
   President and Chief                1995    205,000          266,394             -0-       20,000/-0-         9,364
   Executive Officer (5)              1994    177,500           71,579             -0-              -0-         8,817
---------------------------------------------------------------------------------------------------------------------
J. Virgil Waggoner................... 1996    297,917          200,372             -0-              -0-       101,549(6)
   President and Chief                1995    325,000          506,851             -0-              -0-         9,675
   Executive Officer (5)              1994    279,166          134,987             -0-              -0-         1,916
---------------------------------------------------------------------------------------------------------------------
Robert N. Bannon..................... 1996    180,000           92,469             -0-              -0-         8,462
   Vice President--Operations,        1995    180,000          233,906             -0-       15,000/-0-         9,045
   President--Petrochemicals Division 1994    152,500           61,353             -0-              -0-         7,561
   ---------------------------------------------------------------------------------------------------------------------
Richard K. Crump..................... 1996    180,000           92,469             -0-              -0-         8,462
   Vice President--                   1995    180,000          233,906             -0-       15,000/-0-         9,045
   Strategic Planning                 1994    152,500           61,353             -0-              -0-         7,561
---------------------------------------------------------------------------------------------------------------------
Jim P. Wise ......................... 1996    180,000           92,469             -0-              -0-       204,255(7)
   Vice President--Finance and        1995    180,000          413,906(8)      186,975       12,500/-0-         1,620
   Chief Financial Officer            1994      3,409              -0-             -0-              -0-            31
---------------------------------------------------------------------------------------------------------------------
F. Maxwell Evans..................... 1996    153,500           56,345             -0-              -0-         7,415
   Vice President, General            1995    148,334          149,417             -0-       10,000/-0-         8,010
   Counsel and Secretary              1994    142,500           43,718             -0-              -0-         6,391

---------------------------------------------------------------------------------------------------------------------

-------------
(1) No Named Executive Officer received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the relevant fiscal year in the Summary Compensation Table.
(2) Includes amounts deferred under the Company's 401(k) Savings and Investment Plan.
(3)  Paid pursuant to the Company's Profit Sharing Plan.
(4) For fiscal year 1996, All Other Compensation includes matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan, as follows: Mr. Roten, $7,558, Mr. Waggoner, $8,438, Mr. Bannon, $6,842, Mr. Crump, $6,842, Mr. Wise, $4,388, and Mr. Evans, $6,033; and premiums for group term life insurance paid by the Company as follows: Mr. Roten, $1,845, Mr. Waggoner, $2,492, Mr. Bannon, $1,620, Mr. Crump, $1,620, Mr. Wise, $1,620, and Mr. Evans, $1,382.
(5) Upon consummation of the Merger, Mr. Roten succeeded Mr. Waggoner as President and Chief Executive Officer. Prior to the Merger, Mr. Roten was Executive Vice President and Chief Operating Officer.
(6) Includes $90,619 compensation for unused vacation time paid upon Mr. Waggoner's resignation as an officer of the Company.
(7) Includes $198,247 paid upon consummation of the Merger pursuant to a change of control provision of Mr. Wise's employment agreement. Such agreement was terminated in connection with the Merger.
(8) In addition to payments pursuant to the Company's Profit Sharing Plan, this amount includes an additional $90,000 in cash and the value of 12,000 shares of restricted Common Stock awarded to Mr. Wise. The fair market value of such restricted Common Stock was $8.13 per share.

          Option/SAR Grants in Last Fiscal Year. There were no stock option or SAR grants in fiscal 1996.

          Aggregate Option/SAR Exercises in Fiscal 1996 and Year-end Option/SAR Values. The following table provides information on SAR exercises in fiscal 1996 by the Named Executive Officers. Upon consummation of the Merger, each outstanding option to acquire Company Common Stock was canceled, each outstanding SAR was converted into the right to receive a cash payment equal to the excess, if any, of $12.00 over the base price provided for in such SAR, and the Company's existing stock option and SAR plans were terminated. Accordingly, there were no stock options or SARs outstanding at September 30, 1996.


                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS/SARS AT             OPTIONS/SARS AT
                                                                SEPTEMBER 30, 1996(#)       SEPTEMBER 30, 1996($)
                         SHARES ACQUIRED       VALUE         ---------------------------  ---------------------------
NAME                      ON EXERCISE (#)  REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----                     ----------------- ---------------   -----------   -------------  -----------   -------------
Robert W. Roten.............      -0-    $      -0-               --             --           --              --
J. Virgil Waggoner..........      -0-           -0-               --             --           --              --
Robert N. Bannon............  131,250     1,050,000               --             --           --              --
Richard K. Crump............      -0-           -0-               --             --           --              --
Jim P. Wise.................      -0-           -0-               --             --           --              --
F. Maxwell Evans............  118,130       945,040               --             --           --              --


-------------
(1) The amounts indicated in the column entitled "Value Realized ($)" represent the amount paid to the holder of the SARs upon consummation of the Merger.

   Pension Plans.

          The Company maintains a defined benefit Salaried Employees' Pension Plan (the "Pension Plan") covering substantially all salaried employees, including the Named Executive Officers. Pension costs are borne solely by the Company and determined annually on an actuarial basis with contributions made accordingly. The pension benefits payable under the Pension Plan for individuals hired by Monsanto (from which the Company acquired its Texas City, Texas petrochemical plant (the "Texas City Plant")) prior to April 1, 1986 are based on such individual's vested percentage times years of service multiplied by 1.4% of Average Earnings (as defined). Individuals hired by Monsanto on or after April 1, 1986 and other individuals hired by the Company receive a pension payable under the Pension Plan based on such individual's vested percentage times years of service multiplied by 1.2% of Average Earnings. Average Earnings excludes, among other things, amounts received under the Company's Profit Sharing Plan and is generally defined as the greater of (i) average compensation received during the highest three of the final five calendar years of employment or (ii) average compensation received during the final 36 months of employment.

          For those Company employees who were (i) employed by the Company prior to October 1, 1986, (ii) previously employed by Monsanto and (iii) accruing a Monsanto pension plan benefit, the Company recognizes Monsanto pension plan years of service offset by any vested benefit under the Monsanto pension plan. For those Company employees as of August 21, 1992 who were (i) previously employed by Albright & Wilson based in the United States and (ii) participants in the Tenneco, Inc. Retirement Plan, the Company recognizes Tenneco, Inc. Retirement Plan years of service offset by any vested benefit under that plan.

          The following table ("Table A") illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan, Equalization Plan and Supplemental Plan (as defined) based on 1.4% of Average Earnings, without reduction for any offset amounts.



                                               YEARS OF SERVICE
                                     -------------------------------------
AVERAGE EARNINGS                       10        20        30        40
------------------                   -------   -------   -------   -------

$   50,000.......................    $ 7,000   $14,000   $21,000   $28,000
   100,000.......................     14,000    28,000    42,000    56,000
   150,000.......................     21,000    42,000    63,000    84,000
   200,000.......................     21,000    42,000    63,000    84,000
   250,000.......................     21,000    42,000    63,000    84,000
   300,000.......................     21,000    42,000    63,000    84,000
   350,000.......................     21,000    42,000    63,000    84,000
   400,000.......................     21,000    42,000    63,000    84,000


          The following table illustrates the annual normal retirement benefits payable under the Pension Plan based on 1.2% of Average Earnings, without reduction for any offset amounts. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Pension Plan, Equalization Plan and Supplemental Plan without substantial change and payment in the form of a single life annuity.


                                               YEARS OF SERVICE
                                     -------------------------------------
AVERAGE EARNINGS                       10        20        30        40
------------------                   -------   -------   -------   -------

$   50,000.......................    $ 6,000   $12,000   $18,000   $24,000
   100,000.......................     12,000    24,000    36,000    48,000
   150,000.......................     18,000    36,000    54,000    72,000
   200,000.......................     18,000    36,000    54,000    72,000
   250,000.......................     18,000    36,000    54,000    72,000
   300,000.......................     18,000    36,000    54,000    72,000
   350,000.......................     18,000    36,000    54,000    72,000
   400,000.......................     18,000    36,000    54,000    72,000

          The benefits under the Pension Plan are computed by multiplying Average Earnings by credited years of service times the respective percentages referred to above. The benefits payable under the Pension Plan are not reduced by any benefits payable under Social Security or other offset amounts. The benefits payable to Table A participants are reduced by the amount of pension benefits which participants may be entitled to under Monsanto's pension plan. The number of credited years of service of each of the named executive officers are as follows: Robert W. Roten--35 years; J. Virgil Waggoner--40 years; Richard K. Crump--10 years; Robert N. Bannon--25 years; Jim P. Wise--2 years; and F. Maxwell Evans--4 years. Mr. Waggoner was originally hired by Monsanto prior to April 1, 1986, and retired as an employee of the Company in connection with the Merger. Accordingly, Mr. Waggoner's pension benefits commenced on September 1, 1996 and are based upon 40 years of service and 1.4% of his Average Earnings.

          Pension Benefit Equalization Plan. The Company maintains the Sterling Chemicals, Inc. Pension Benefit Equalization Plan (the "Equalization Plan").
The Equalization Plan provides additional benefits to employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986, as amended (the "Code"). The additional benefits provided by the Equalization Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the application of such limitations. All employees who participate in the Pension Plan are eligible to participate in the Equalization Plan. Benefits have been paid to participants under the Equalization Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

          Supplemental Employee Retirement Plan. The Company maintains the Sterling Chemicals, Inc. Supplemental Employee Retirement Plan (the "Supplemental Plan"). The Supplemental Plan also provides additional benefits to certain employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited because such employee's annual compensation is in excess of $150,000 or because certain Social Security integration benefits were removed from the Pension Plan. The additional benefits provided by the Supplemental Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the applications of such limitations. Only those employees who are a part of management or are "highly compensated" and are subject to limitations on Pension Plan benefits imposed by the Code may participate in the Supplemental Plan. Benefits have been paid to participants under the Supplemental Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

          Assuming retirement at age 65, or their current age, if older, and the continuation of their current levels of base salary until such retirement, as of September 30, 1996, total retirement benefits under the Equalization Plan and/or the Supplemental Plan payable to Messrs. Roten, Crump, Bannon, Wise and Evans will be $86,098, $53,616, $85,389, $30,847, and $31,731 per year, respectively, reduced by the value of the benefits payable under the Pension Plan, which are
$62,148, $44,680, $69,105, $25,706, and $30,609 per year, respectively.   Mr.
Waggoner's actual benefits paid under the Equalization Plan and/or the Supplemental Plan are $134,758, reduced by actual benefits under the Pension Plan of $71,341.

   Termination Pay Plan.

          On April 24, 1996, the Company adopted a Consolidated Termination Pay Plan for All Salaried Employees of the Company and its Subsidiaries, which supersedes and replaces all prior termination pay plans (collectively, the "Prior Plans"). The Consolidated Termination Pay Plan was amended and restated on May 20, 1996 and further amended on August 19, 1996 (as amended, the "Consolidated Plan"). With the exception of Mr. Waggoner, each of the Named Executive Officers is covered by the Consolidated Plan.

          The Consolidated Plan provides that if, within the 24-month period following a "change of control," the employment of any full time salaried employee of Sterling Chemicals, Inc. (or any wholly owned direct or indirect subsidiary thereof, or any successor thereto) is terminated for any reason (other than the employee's death or disability, resignation or retirement or termination for cause), or such employee is requested to accept a new job which is less than equivalent to his or her job immediately prior to the change of control in terms of compensation, job level, job responsibilities or credits, such employee shall be entitled to receive termination pay. Such an event giving rise to termination pay under the plan is defined as a "Triggering Event."

          The termination pay payable to any eligible employee following a Triggering Event is equal to 36 months' pay (for certain members of senior management, including the Named Executive Officers), or 24 months' pay (for all other salaried employees) (the relevant period being referred to as such employee's "Termination Pay Period") at the employee's base pay rate in effect at the time of the change of control, and is payable as and when such base salary would otherwise have been payable to such employee if such employee had not been terminated. An affected employee is to receive continued health benefits for the Termination Pay Period, and an amount equal to the projected amount of profit sharing that would have been received by the affected employee under the Company's Amended and Restated Salaried Employees' Profit Sharing Plan during the Termination Pay Period.

          Other amounts payable upon a Triggering Event include benefits accrued under the Company's pre-Merger employee stock ownership plan (the "Old ESOP"), the Company's Amended and Restated Savings and Investment Plan (the "Savings Plan"), the Pension Plan, the Supplemental Plan or the Equalization Plan, or any similar plan in effect for Canadian employees, which would be forfeited by the employee due to the Triggering Event. The Consolidated Plan also provides for outplacement services and gross-up payments for any excise tax imposed by
Section 4999 of the Code or any interest or penalty thereon.

          Assuming that Messrs. Roten, Crump, Bannon, Wise and Evans were entitled to receive payments under the Consolidated Plan as of September 30, 1996, and assuming projected profit sharing amounts of zero for the Termination Pay Period, such payments would have totaled $615,000, $540,000, $540,000, $540,000, and $466,500, respectively.

          For purposes of the Consolidated Plan, a "change of control" means (i) the acquisition of or the ownership of 50% or more of the total voting stock of the Company then issued and outstanding, by any person or group of affiliated persons, or entities not affiliated with the Company as of April 24, 1996, either with or without the consent of the Company, or (ii) individuals who were members of the Board of the Company immediately prior to a meeting of the stockholders of the Company involving a contest for the election of directors do not constitute a majority of the Board immediately following such election unless the election of such new directors was recommended to the stockholders by management of the Company, or (iii) in addition to (i) and (ii) above, with respect to employees of Sterling Pulp Chemicals, Ltd. and Sterling Pulp Chemicals US, Inc., only, the acquisition of or the ownership of 50% or more of the total voting stock of Sterling Pulp Chemicals, Ltd. or Sterling Canada, Inc. The Merger constituted a "change of control" under the Consolidated Plan. No payments are currently expected to be made under such plan in connection with the Merger.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)


          The Company's executive compensation program is administered by the Compensation Committee of the Company's Board of Directors. The Committee's role is to discharge the compensation responsibilities of the Board of Directors. In discharging its functions, the Committee discusses, modifies (if appropriate) and approves the recommendations of management with regard to the compensation arrangements of the Company's executive officers, including the Chief Executive Officer and the Named Executive Officers. Additionally, the Compensation Committee recommends and administers those employee benefit plans that provide benefits to the executive officers.

          Prior to, and at the time of, the Merger, a standing committee of the Board of Directors designated as the Compensation Committee (the "Prior Committee") was in place which was composed of the non-employee directors of the pre-Merger Board of Directors (the "Prior Board") identified as such at the end of this report. As a result of the Merger, each member of the Prior Committee ceased to be a director of the Company and, consequently, ceased to be a member of the Prior Committee. Following the Merger, the Board of Directors designated a new Compensation Committee to supersede and replace the Prior Committee (the "Current Committee"). The Current Committee is currently composed of the non-employee directors of the Board of Directors of the Company identified as such at the end of this report.

          The major components of executive officer compensation for the fiscal year ended September 30, 1995, and the basis upon which such compensation was determined, were set forth in the report of the Prior Committee contained in the Proxy Statement for the 1996 Annual Meeting of Stockholders of the Company (the "1995 Compensation Committee Report"). For convenience, a copy of the 1995 Compensation Committee Report is included as Annex A to this Proxy Statement.
As none of the members of the Current Committee were directors of the Company prior to the Merger, this Compensation Committee Report refers to the 1995 Compensation Committee Report for the description of the major components of executive officer compensation and the basis upon which such compensation was based for the fiscal year ended on September 30, 1996. The members of the Current Committee are not aware of any significant variations in fiscal 1996 from the policies described in the 1995 Compensation Committee Report. The Current Committee will establish the components and the basis upon which executive officer compensation is based for the fiscal year ended September 30, 1997.

------------
(1) Notwithstanding Securities and Exchange Commission ("SEC") filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, the Board Compensation Committee Report on Executive Compensation shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

Compensation Policy and Guidelines

          Reference is hereby made to the description of the Company's compensation policy and philosophy, the major components of executive officer compensation and the basis upon which such compensation was determined as contained in the 1995 Compensation Committee Report (included as Annex A hereto) for the purpose of describing such items for the fiscal year ended September 30, 1996.

          The executive compensation program for the executive officers of the Company, including the Chief Executive Officer, for fiscal year 1996 consisted primarily of (1) base salaries, which were not related directly to the Company's performance but which were set below median levels based on comparative industry data, and (2) profit sharing bonuses, which were entirely based upon the adjusted earnings of the Company exceeding a pre-designated threshold (set at $99 million for the fiscal year ending September 30, 1996), and were paid out of the Company's Salaried Employees' Profit Sharing Plan (the "Profit Sharing Plan"). In fiscal year 1996, the base salaries for the executive officers, including the Company's former Chief Executive Officer (Mr. Waggoner), whose base salary was $325,000, were well below median industry levels of comparably sized chemical companies and the threshold was exceeded by approximately $22 million. Accordingly, profit sharing bonuses aggregating $639,437 were paid for the Company's 1996 fiscal year to the Named Executive Officers, including the former Chief Executive Officer, whose profit sharing bonus was $200,372. Although such profit sharing bonuses were paid with respect to the Company's 1996 fiscal year, the Profit Sharing Plan is expected to be revised or replaced for fiscal 1997.

          The executive officers of the Company have historically owned and continue to own a substantial number of shares of the Company's Common Stock. Additionally, the executive officers and other employees are eligible to participate in the New ESOP, which was established at the time of the Merger. Under the New ESOP, certain executive officers of the Company are eligible for allocations under the New ESOP in the form of cash and/or Common Stock on the terms and the times specified in the New ESOP. The Current Committee believes that substantial ownership of Common Stock by its executive officers and their participation in the New ESOP further encourages long-term performance and Company growth by more closely aligning its executive officers' interests with the equity owners' interests.

          The Current Committee intends to undertake a comprehensive review of the Company's compensation program for executive officers, including the Chairman and the Chief Executive Officer, during the Company's 1997 fiscal year. Although no specific plans or proposals have been developed or considered by the Current Committee, the Current Committee is in general agreement with the prior philosophy of the Company, insofar as such philosophy adhered to the concept that the executive compensation program should provide proper incentives to its executive officers and have a significant relationship to the Company's operating performance. The Current Committee expects to adopt a stock option plan and a new profit sharing plan.

The Compensation Committee of the Board of Directors

          Following the Merger, the Board of Directors of the Company established the Current Committee to supersede and replace the Prior Committee. The names of the members of the Current Committee are listed below. The Prior Committee consisted of William A. McMinn (Chairman), Gordon A. Cain, Gilbert M.
A. Portal, Frank J. Pizzitola and Raymond R. Knowland.

                   Frank J. Hevrdejs (Chairman)
                   Allan R. Dragone
                   Robert B. Calhoun

CERTAIN TRANSACTIONS

          In connection with the Merger, STX Acquisition, Chemicals and TSG entered into an agreement (the "Consulting Agreement") pursuant to which TSG provided consulting and advisory services, including the organization of STX Acquisition and Chemicals, structuring and financing of the Merger, arrangements for outside consulting services, advice with respect to employee benefit and compensation arrangements and other matters, and STX Acquisition agreed to indemnify TSG against liabilities relating to their services. In addition, Unicorn provided similar services to STX Acquisition and Chemicals in connection with the Merger. Upon consummation of the Merger, the Company paid TSG and Unicorn one-time transaction fees of approximately $8.4 million and $4.4 million, respectively, for these services and reimbursed TSG and Unicorn for their expenses. The transaction fees received by TSG are consistent with fees which TSG has received in other transactions for which it has provided similar consulting and advisory services, but were not negotiated on an arm's length basis. In addition, the Consulting Agreement provides that if the Company or any of its subsidiaries determines prior to April 23, 1998 to dispose of or acquire any assets or businesses or to offer its securities for sale or to raise any debt or equity financing, the Company or its subsidiary will retain TSG as a consultant with respect to the transaction, provided that TSG's fees are competitive and the Company and TSG mutually agree on the terms of the engagement. Frank J. Hevrdejs and Hunter Nelson, each a director and stockholder of the Company and a party to the Voting Agreement, and William C. Oehmig and Susan O. Rheney, each a stockholder of the Company and a party to the Voting Agreement, are the principals of TSG. Frank P. Diassi, Chairman of the Board of Directors, a stockholder of the Company and a party to the Voting Agreement, is the Managing General Partner of Unicorn. See "Change of Control" and "Principal Stockholders."

          Also in connection with the Merger, CS First Boston Corporation served as managing underwriter for the Public Offering and provided certain financial advisory services to STX Acquisition and Chemicals, for which such firm received underwriting discounts and commissions and financial advisory fees totaling approximately $17 million. John L. Garcia, a director and stockholder of the Company, is a Managing Director of CS First Boston Corporation.

          The Clipper Group and Koch Capital are principal stockholders of the Company by virtue of their participation in the Equity Private Placement in connection with the Merger, and are also parties to the Voting Agreement. Pursuant to the Voting Agreement, each of the Clipper Group and Koch Capital has the right to designate a nominee for the Company's Board of Directors, and the remaining parties to the Voting Agreement have agreed to vote for such designees. George B. Gregory is the current designee of Koch Capital and Robert
B. Calhoun is the current designee of the Clipper Group. See "Change of Control" and "Principal Stockholders."

          Mr. Gordon A. Cain, Chairman of the Company's Board of Directors prior to the Merger, was the founder of TSG and was a principal and a stockholder thereof until December 1993. Since that time Mr. Cain has had no equity or other financial interest in TSG, although at TSG's invitation he has invested in three transactions organized by TSG. Mr. Cain and William A. McMinn, a director of the Company prior to the Merger, assist TSG as senior advisors on selected transactions. Although Mr. McMinn has received certain advisory fees for such services, Mr. Cain has not. Neither Mr. Cain nor Mr. McMinn participated in any such capacity in connection with the Merger. Messrs. Cain and McMinn, along with Mr. J. Virgil Waggoner, Vice-Chairman of the Company's Board of Directors, Robert W. Roten, Chief Executive Officer and a director of the Company, and Richard K. Crump, a Vice-President of the Company, have previously co-invested with principals of TSG in several transactions.

          Since October 1, 1991, the Company and certain affiliates of Koch Industries have had ongoing commercial relationships in the ordinary course of business, including, from time to time, supply of raw materials or sales of petrochemicals. For the fiscal year ended September 30, 1996, (i) product sales to and raw material purchases from Koch Chemical Company, an indirect wholly owned subsidiary of Koch Industries, and (ii) payments to John Zink Company, an indirect wholly owned subsidiary of Koch Industries, in consideration for certain contracting and construction services performed at the Texas City Plant, each represented less than 1% of the Company's revenues.

                                PROPOSAL NO. 2:

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

          The Company has engaged Deloitte & Touche LLP ("Deloitte") as its independent auditors for the fiscal year ending September 30, 1997. The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Deloitte and, unless authority to vote for the appointment is withheld, all shares represented by proxies will be voted for the appointment.
Representatives of Deloitte will be present at the Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

          Termination of Coopers & Lybrand L.L.P. On October 25, 1995, the Audit Committee of the Board of Directors of the Company recommended and the Board of Directors of the Company approved the engagement of the firm of Arthur Andersen LLP ("Andersen") as its independent auditors for the year ending September 30, 1996, to replace the firm of Coopers & Lybrand L.L.P. ("Coopers"). The termination by the Company of the engagement of Coopers was effective upon the completion of the audit for the year ended September 30, 1995, and the filing of the Company's Annual Report on Form 10-K for such year. The appointment of Andersen as the Company's independent auditors for the fiscal year ending September 30, 1996 was ratified by the stockholders at the 1996 Annual Meeting of Stockholders.

          During the two previous fiscal years and the subsequent period through December 18, 1995, the date of filing of the Company's Annual Report on Form 10-K, there were no disagreements with Coopers on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their report to the subject matter of the disagreement.

          During the two previous fiscal years and the subsequent period through December 18, 1995, the date of filing of the Company's Annual Report on Form 10-K, the Company was not advised by Coopers of any of the reportable events listed in Item 304(a)(1)(v)(A) through (D) of SEC Regulation S-K and during such period the Company did not consult with Andersen regarding any matter referenced under
Item 304(a)(2) of the SEC Regulation S-K.

          The audit reports of Coopers on the consolidated financial statements of the Company as of and for the fiscal years ended September 30, 1995 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph noting that the Company changed its method of accounting for income taxes effective October 1, 1993.

          The Company requested that Coopers furnish a letter addressed to the SEC stating whether Coopers agreed with the above statements. A copy of the Coopers letter to the SEC stating that such firm agreed with the above statements, dated December 18, 1995, was filed as Exhibit 16 to the Company's Form 8-K, dated December 18, 1995.

          Resignation of Arthur Andersen LLP. On August 21, 1996, Andersen resigned effective immediately in connection with the Merger. The Company engaged Deloitte as its independent auditors for the fiscal year ended September 30, 1996. Deloitte served as independent auditors of STX Acquisition prior to the Merger.

          Andersen did not perform an audit of the Company's financial statements for any period. During the period of the engagement of Andersen, there were no disagreements with Andersen on any matter of accounting principles or practices or financial statement disclosure. The Company has not been advised by Andersen of any of the reportable events listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K.

          The Company requested that Andersen furnish a letter, addressed to the SEC, stating whether Andersen agreed with the above statements. A copy of the letter of Andersen to the SEC stating that such firm agreed with the above statements, dated August 28, 1996, was filed as Exhibit 16.1 to the Company's Form 8-K, dated August 21, 1996.

                            STOCK PERFORMANCE GRAPH

          The following Stock Performance Graph compares the Company's cumulative total stockholder return on its Common Stock for a five-year period with the cumulative total return of the Standard & Poor's Stock Index and the Standard & Poor's Chemicals Index. The graph assumes $100 was invested on September 30, 1991 in the Company's Common Stock, the S&P 500 Index and the S&P Chemicals Index and that dividends were reinvested.

          In connection with the Merger, the Common Stock was delisted from the New York Stock Exchange and is now included in the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers, Inc. The Company believes that the delisting combined with the reductions in the number of shares of Common Stock outstanding and the number of record holders of Common Stock has significantly reduced the liquidity of the trading market for the Common Stock.

          There can be no assurance as to future trends in the cumulative total return of the Company's Common Stock or of the following indices. The Company does not make or endorse any predictions as to future stock performance.

           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN BASED ON
               $100 INVESTED ON SEPTEMBER 30, 1991 IN STOCK OR
                 INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
                       FISCAL YEAR ENDING SEPTEMBER 30.

                    [STOCK PERFORMANCE GRAPH APPEARS HERE]


[Following is a listing of each of the plot points illustrated in the graph:

                Sterling Chemicals
Stock/Index:    Holdings, Inc.          S & P 500       S & P Chemicals
------------    --------------------    ---------       ----------------

    Date                Value             Value             Value
    ----                -----             -----             -----
    9/30/91             $ 100             $ 100             $ 100
    9/30/92             $  82             $ 111             $ 110
    9/30/93             $  76             $ 125             $ 118
    9/30/94             $ 282             $ 130             $ 155
    9/30/95             $ 172             $ 169             $ 184
    9/30/96             $ 256             $ 203             $ 238]

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of Common Stock as of December 13, 1996, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer, and (iv) all of the directors and executive officers as a group. In addition, employees of the Company, including certain of the Company's executive officers, own an aggregate of 1,157,643 shares of Common Stock through the Old ESOP, which represents 10.4% of the outstanding Common Stock. These shares are held of record by Merrill Lynch & Co. Incorporated ("Merrill Lynch"), as trustee, who disclaims beneficial ownership of such shares, and are allocated to the account of each employee who has sole voting power of his respective Old ESOP shares. In connection with the Merger, the Old ESOP was terminated and the Old ESOP shares will be distributed to the respective employees upon receipt of a determination letter from the Internal Revenue Service, expected during the second or third quarter of fiscal 1997. Employees of the Company, including the Company's executive officers, will also own an aggregate of 541,670 shares of Company Common Stock through the New ESOP, established in connection with the Merger, which represents 4.9% of the outstanding shares of Common Stock. The New ESOP shares have not yet been allocated to the accounts of individual employees, although the initial allocation is expected to occur during the second quarter of fiscal 1997 at which time such employees will have sole voting power of their respective allocated New ESOP shares. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The information is based upon information furnished to the Company by each individual or entity named below.



                                                                                      COMMON STOCK
                                                                               --------------------------
                                                                                  NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                                            SHARES       PERCENT
----------------------------------------                                       ----------------  -------
Frank P. Diassi.............................................................       541,670 (2)        4.9%
J. Virgil Waggoner..........................................................       469,242 (3)        4.2
Robert B. Calhoun...........................................................     1,833,330 (4)       16.5
Allan R. Dragone............................................................        20,000            *
John L. Garcia..............................................................        29,170 (5)        *
George B. Gregory...........................................................     1,000,000 (6)        9.0
Frank J. Hevrdejs...........................................................       750,001 (2)        6.7
Hunter Nelson...............................................................        52,410 (2)(7)     *
Robert W. Roten.............................................................       146,709 (8)        1.3
Robert N. Bannon............................................................        24,905 (9)        *
Richard K. Crump............................................................        37,391 (10)       *
Jim P. Wise.................................................................         8,000            *
F. Maxwell Evans............................................................         6,938 (11)       *
Clipper Capital Associates, Inc.............................................     1,757,430 (2)(12)   15.8
Koch Industries, Inc........................................................     1,000,000 (2)(13)    9.0
Fayez Sarofim & Co..........................................................       574,617 (2)(14)    5.1
Olympus Growth Fund II, L.P.................................................       557,947 (2)(15)    5.0
Olympus Executive Fund, L.P.................................................         6,670 (2)(15)    *
All executive officers and directors of the Company as a group (15 persons).     4,948,485 (16)      44.4


------------------------
*    Less than 1%
(1) Unless otherwise noted, the mailing address of each such beneficial owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.
(2) Each of such stockholders is a party to the Voting Agreement. See "Change of Control--Agreements Among Stockholders." Other parties to the Voting Agreement include William C. Oehmig, who beneficially owns 345,963 shares of Common Stock, and the Rheney Living Trust (Susan O. Rheney and Clarke Rheney, Trustees), which beneficially owns 41,670 shares of Common Stock. The parties to the Voting Agreement may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. An aggregate of 5,694,278 shares of Common Stock, representing 51.1% of the outstanding Common Stock, are subject to the Voting Agreement. However, each party to the Voting Agreement expressly disclaims membership in such group and beneficial ownership of such shares of Common Stock, other than shares identified herein as beneficially owned by such party.
(3) Includes 57,936 shares over which Mr. Waggoner has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Waggoner's account.
(4) Mr. Calhoun is the sole stockholder of Clipper and Curacao, and as such may be deemed to have beneficial ownership of shares of Common Stock beneficially owned by Clipper Associates, Clipper I, Clipper II, Clipper III and Clipper IV, each of which is defined and discussed below in footnote (12). In addition, Mr. Calhoun may be deemed to have beneficial ownership of shares of Common Stock beneficially owned by CS First Boston Merchant Investments 1995/96, L.P. ("CSFB Investments"), a Delaware limited partnership principally engaged in making investments. CSFB Investments may be deemed to directly beneficially own 75,900 shares of Common Stock.
(5) Held by Clipper Capital Associates, L.P. ("Clipper Associates"), under a nominee agreement pursuant to which Clipper Associates exercises sole voting and dispositive power with respect to such shares.
(6) Represents shares held by Koch Capital, a wholly owned subsidiary of Koch Industries, with respect to which, as Chief Financial Officer of the chemical group of Koch Capital, Mr. Gregory may be deemed to have beneficial ownership. Mr. Gregory disclaims beneficial ownership of such shares.
(7) Mr. Nelson serves as Trustee for the new ESOP, which currently holds 541,670 shares of Company Common Stock on behalf of employees of the Company. Mr. Nelson disclaims beneficial ownership of such shares.
(8) Includes 36,806 shares over which Mr. Roten has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Roten's account.
(9) Includes 21,727 shares over which Mr. Bannon has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Bannon's account.
(10) Includes 7,478 shares over which Mr. Crump has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Crump's account.
(11) Includes 1,704 shares over which Mr. Evans has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Evans' account.
(12) Clipper Capital Associates, Inc. ("Clipper") may be deemed to be the beneficial owner of such shares of Common Stock by virtue of its relationship with entities that have beneficial ownership of such shares as discussed herein. Clipper and its affiliated entities described herein are collectively referred to as "The Clipper Group." Clipper is the sole general partner of Clipper Capital Associates, L.P. ("Clipper Associates"), and is a Delaware corporation principally engaged in holding investments, formed for the purpose of serving as general partner of Clipper Associates. The mailing address of Clipper is Tower 49, 12 East 49th Street, New York, NY 10017.
     Clipper Associates is a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities and is the sole general partner of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II"), with sole voting and dispositive power with respect to the securities held by such partnerships. Each of Clipper I and Clipper II is a Delaware limited partnership, principally engaged in making investments. Clipper Associates may be deemed to directly beneficially own 2,160 shares of Common Stock and indirectly beneficially own 174,990 shares of Common Stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares. Clipper I may be deemed to directly beneficially own 382,370 shares of Common Stock. Clipper II may be deemed to directly beneficially own 433,160 shares of Common Stock.
     Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by such partnerships. Clipper III may be deemed to directly beneficially own 509,830 shares of Common Stock. Clipper IV may be deemed to directly beneficially own 254,920 shares of Common Stock. Clipper Curaco, Inc. ("Curaco"), a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of such partnerships.
(13) Koch Industries may be deemed to be the beneficial owner of such shares of Common Stock, which are directly beneficially owned by Koch Capital. The mailing address of Koch Industries and Koch Capital is 4111 East 37th Street North, Wichita, KS 67220.
(14) Fayez Sarofim & Co. may be deemed to be the beneficial owner of such shares of Common Stock, which are directly beneficially owned by FSI No. 2 Corporation, a wholly owned subsidiary of Fayez Sarofim & Co. The majority owner of Fayez Sarofim & Co. is Fayez Sarofim. The mailing address of Fayez Sarofim, Fayez Sarofim & Co. and FSI No. 2 Corporation is Two Houston Center, Suite 2907, Houston, TX 77010.
(15) Olympus Growth and Olympus Executive are Delaware limited partnerships principally engaged in making investments. OGP II, L.P., a Delaware limited partnership ("OGP") is the sole general partner of Olympus Growth, OEF, L.P., a Delaware limited partnership, is the sole general partner of Olympus Executive. The three general partners of both OGP and OEF are LJM, L.L.C. ("LJM"), RSM, L.L.C. ("RSM"), and Conroy, L.L.C. ("Conroy"); each of LJM, RSM and Conroy is a Delaware limited liability company. The majority owner of LJM is Louis J. Mischianti. The majority owner of RSM is Robert
     S. Morris. The majority owner of Conroy is James A. Conroy. The mailing address of Olympus Growth, Olympus Executive, OGP, OEF, LJM, RSM, Conroy and Messrs. Mischianti, Morris and Conroy is Metro Center, One Station Place, Stanford, Connecticut 06902.
(16) Includes 125,651 shares held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to the accounts of certain of such officers and directors.

                       EXECUTIVE OFFICERS OF THE COMPANY

          The following list sets forth the names, ages and offices of the executive officers of the Company. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

Name and Age                              Position with the Company
------------                              -------------------------
Frank P. Diassi (63)        Chairman of the Board of Directors
Robert W. Roten (62)        President, Chief Executive Officer and Director
Jim P. Wise (53)            Vice President--Finance and Chief Financial Officer
Richard K. Crump (50)       Vice President--Strategic Planning
Robert N. Bannon (51)       Vice President--Operations, President--Petrochemicals
                            Division
F. Maxwell Evans (52)       Vice President, General Counsel and Secretary
Robert O. McAlister (57)    Vice President--Human Resources and Administration
Stewart H. Yonts (51)       Treasurer


     Frank P. Diassi. Mr. Diassi is currently Managing General Partner of Unicorn, a private financial organization. He organized Unicorn in 1981 and has originated investments in over 40 entrepreneurial companies. Prior to forming Unicorn, Mr. Diassi organized and operated several businesses ranging from chemical distribution to the manufacturing of organic chemicals and detergent products. In addition, he had a number of years of executive experience with the petrochemical department of Continental Oil Company. He has been Chairman of the Board of Hawkeye Chemical Company and was a founding director of Arcadian Corporation, the largest nitrogen fertilizer company in the Western hemisphere. Mr. Diassi currently serves as Chairman of the Board of Software Plus, Inc. In addition, he serves as a director of Mail-Well, Inc., an envelope manufacturer and commercial printer, and several private companies. Mr. Diassi became Chairman of the Board of Directors of the Company in August 1996.

     Robert W. Roten. Mr. Roten spent the first 25 years of his career with Monsanto Company and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as Vice President--Commercial of the Company from August 1986 until September 1991, when he became Vice President--Corporate Development. Mr. Roten became Executive Vice President and Chief Operating Officer of the Company in April 1993, and became President and Chief Executive Officer in August 1996.

     Jim P. Wise. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and a member of the Board of Directors from November 1982 until September 1991. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc. Mr. Wise joined the Company on September 26, 1994 as Vice President--Finance and Chief Financial Officer.

     Richard K. Crump. Mr. Crump was Vice President of Materials Management for El Paso Products Company from 1976 through 1983 and Vice President of Sales for Rammhorn Marketing from 1984 to August 1986. He served as Director--Commercial of the Company from August 1986 until October 1991, when he became Vice President--Commercial. Effective December 1, 1996, Mr. Crump became Vice President--Strategic Planning, assuming responsibility for strategic planning for the Company, which includes acquisition and merger activity.

     Robert N. Bannon. Mr. Bannon was employed by Monsanto Company for 15 years, most recently as Manager, Strategic Operations--Sales. He became a director in the Company's Commercial Department in August 1986. Mr. Bannon served as Director of Manufacturing for the Company from October 1989 until October 1991 and as Vice President--Operations since October 1991. Mr. Bannon was also President of Sterling Pulp Chemicals, Ltd. from August 1992 through November 1996. Effective December 1, 1996, Mr. Bannon became President of the Company's Petrochemicals Division, assuming responsibility for petrochemical operations at the Texas City Plant. Mr. Bannon is also a director of Mainland Bank in Texas City, Texas.

     F. Maxwell Evans. Mr. Evans joined the law firm of Bracewell & Patterson, L.L.P. of Houston, Texas in 1973 and was a partner in the firm from 1979 through December 1991. He received an L.L.M. in Environmental Law in August 1992. He became General Counsel and Secretary of the Company on September 1, 1992 and was promoted to Vice President, General Counsel and Secretary on July 26, 1995.

     Robert O. McAlister. Mr. McAlister was employed by Champlin Petroleum Company, a subsidiary of Union Pacific Corporation from 1974 to 1987 where he held a variety of positions in Human Resources, Marketing and Strategic Planning. In 1987, he joined Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and PDVSA, the national oil company of Venezuela, as Vice President of Human Resources. He joined the Company in 1991 as Director of Human Resources and was promoted to Vice President--Human Resources and Administration on July 26, 1995.

     Stewart H. Yonts. Mr. Yonts was employed by Tenneco, Inc. from 1976 to 1980, last serving as Tax Counsel. Mr. Yonts was Tax Manager of Home Petroleum Corporation from 1980 to 1982 and Director of Taxes of MCO

Resources, Inc., a natural resources company, from 1982 to 1986. He joined the Company as Tax Manager in August 1986 and served as Manager of Taxes and Benefits Accounting from November 1989 until he became the Treasurer on October 1, 1994.

                            EXPENSES OF SOLICITATION

     The cost of preparing, printing and soliciting proxies will be borne by the Company. Solicitations of proxies are being made by the Company through the mail, and may also be made in person or by telephone. Employees and directors of the Company may be utilized in connection with such solicitation. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

                  DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In order for stockholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's 1998 Annual Meeting of Stockholders, such proposals must be received by the Company at its principal executive offices not later than August 22, 1997.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company's officers and directors, and persons who beneficially own 10% of a registered class of the Company's equity securities (the "Reporting Persons"), to file reports regarding their ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from certain of the Reporting Persons, the Company believes that during fiscal 1996, the Reporting Persons complied with all
Section 16(a) filing requirements applicable to them, except that Messrs. Allan
R. Dragone and John L. Garcia, members of the Company's Board of Directors, inadvertently reported an erroneous number of shares of Common Stock owned upon becoming directors, which errors have been corrected with an amended filing.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment on such matters.

     Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed stamped envelope at your earliest convenience.


                                   By Order of the Board of Directors


                                   /s/ F. Maxwell Evans
                                   ---------------------------
                                   F. Maxwell Evans
                                   Secretary

                                    ANNEX A

                BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE
        COMPENSATION FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995 (1)



     The Company's executive compensation program is administered by the Compensation Committee of the Company's Board of Directors, which is composed of the non-employee directors listed at the end of this report. The Committee's role is to discharge the compensation responsibilities of the Board of Directors. In discharging its functions, the Committee discusses, modifies (if appropriate) and approves the recommendations of management with regard to the compensation arrangements of the Company's Executive Officers, including the Chief Executive Officer, and the other Executive Officers of the Company who are named in the Summary Compensation Table. Additionally, the Compensation Committee recommends and administers those employee benefit plans that provide benefits to the Executive Officers. This report sets forth the major components of Executive Officer compensation and the basis upon which the Compensation Committee determined Executive Officer compensation (including the compensation of the Chief Executive Officer) for the past three fiscal years ended September 30, 1995.

Compensation Policy and Guidelines

     The goals of the Company's compensation policy are to align executive compensation with the Company's long-term business objectives and performance, to enable the Company to attract and retain high-quality Executive Officers and other employees who will contribute to the long-term success of the Company and to reward its Executive Officers and other employees for their successful efforts in attaining objectives beneficial to the growth and profitability of the Company.

     The executive compensation program for fiscal year 1995, as in past years, consisted primarily of (1) base salaries, which are not related directly to the Company's performance but which are set below median levels based on comparative industry data, and (2) profit sharing bonuses, which are entirely based upon the Company's performance, to be paid out of the Company's Salaried Employees' Profit Sharing Plan ("Plan").

     Since its inception, the Company has maintained the philosophy that compensation of its Executive Officers and others should be directly and substantially related to the Company's operating performance. This philosophy is effectuated by weighing executive compensation heavily towards profit sharing payments based on the Company's performance. As a result of this philosophy, in years when the Company has had extraordinary success, its Executive Officers have been well compensated and in less profitable years, the Executive Officers' compensation has been negatively impacted to a substantial degree. The Board of Directors and the Compensation Committee believe that the base salary plus profit sharing structure provides proper incentives to the Executive Officers by directly relating their compensation to the Company's performance.

     Pursuant to the Plan, profit sharing payments are based on the Company's earnings before deducting interest, taxes, depreciation, amortization and SAR accruals above an amount designated by the Compensation Committee ("Threshold Level"). The Threshold Level must be reached before any profit sharing bonuses are awarded. Once the Threshold Level is met, profit sharing bonuses are awarded based upon certain percentages of performance above the Threshold Level. The Threshold Level is established annually and is intended to provide for all major cash operating expenditures of the Company, such as debt service, capital needs and taxes. In general, the calculations used to

------------
(1) Notwithstanding Securities and Exchange Commission ("SEC") filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, this Annex
       I - Board Compensation Committee Report on Executive Compensation for the fiscal year ended September 30, 1995 shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.

determine the Threshold Level on an annual basis would not allow a profit sharing percentage to accrue if there were no profits.

     The Compensation Committee and the Board of Directors believe that the executive compensation program, and the incentives related to profit sharing, should be carried throughout the Company. As a result, the Plan is similar to the plan in which all other employees of the Company participate. The Compensation Committee and the Board of Directors believe that the Plan and the profit sharing plan in effect for the Company's other employees have been responsible for a great deal of the Company's success and have resulted in a motivated and efficient work force.

     While the Compensation Committee generally follows these guidelines, the Compensation Committee may from time to time provide additional compensation to the Company's Executive Officers in connection with promotions, assignments of additional responsibilities, or other factors which, in the Compensation Committee's opinion, merit compensation increases. On October 25, 1995, the Compensation Committee awarded Mr. Jim P. Wise $90,000 in cash and 12,000 shares of Common Stock. On the date of the award, the fair market value of the Common Stock was $7.50 per share. This award was made in recognition of Mr. Wise's performance of his responsibilities as Chief Financial Officer during fiscal 1995 including a comprehensive and successful debt restructuring for the Company.

     The Executive Officers own a substantial number of shares of the Company's Common Stock. Additionally, the Executive Officers and other employees currently are eligible to acquire interests in Company stock through the Company's Employee Stock Ownership Plan ("ESOP"), and certain Executive Officers have been granted stock options, shares of restricted stock and SARs all pursuant to the Omnibus Stock and Incentive Plan. The Committee believes that the current substantial Common Stock ownership levels of Executive Officers, their participation in the Company's ESOP and grants of stock options, restricted stock and SARs further encourage long-term performance and Company growth by more closely aligning the Executive Officers' interests with the equity owners' interests.

     The principal elements of the compensation program for the Executive Officers, including the Chief Executive Officer, for fiscal year ended September 30, 1995 are explained in more detail below.

     Base Salary. The Compensation Committee determines base salary levels of the Executive Officers, including the Chief Executive Officer, by referring to published industry reports and surveys on executive compensation, then sets the base salary levels below base salary medians of executive officers in other chemical companies with annual sales of less than $1 billion. Base salaries for Executive Officers, including the Chief Executive Officer, are not related directly to the Company's performance. In fiscal year 1995, the base salaries for the Executive Officers, including the Chief Executive Officer, whose base salary was $325,000, were well below median industry levels of comparably sized chemical companies.

     Profit Sharing. The Threshold Level of performance designated by the Compensation Committee for fiscal year 1995 of $89 million was exceeded by approximately $195 million. Accordingly, profit sharing bonuses aggregating $1,474,963 were paid for fiscal year 1995 performance to the Named Executive Officers, including the Chief Executive Officer, whose profit sharing bonus was $506,851.

     The Compensation Committee believes that the 1995 compensation levels disclosed in this Proxy Statement are reasonable and appropriate.

                                   P R O X Y

                       STERLING CHEMICALS HOLDINGS, INC.
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 22, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Robert W. Roten and T. Hunter Nelson, and each of them, attorneys and agents, with full power of substitution to vote as proxy all the shares of Common Stock standing in the name of the undersigned at the Annual Meeting of Stockholders of Sterling Chemicals Holdings, Inc. ("Company") to be held at Texas Commerce Center Auditorium, 601 Travis Street, Houston, Texas at 9:00 A.M., Houston time, on Wednesday, January 22, 1997, and at any adjournments thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters as may properly come before said meeting or any adjournments thereof. Receipt of notice of the meeting and Proxy Statement dated December 20, 1996 is hereby acknowledged.

The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

Election of Directors Nominees:

Frank P. Diassi         J. Virgil Waggoner     Robert W. Roten
Frank J. Hevrdejs       T. Hunter Nelson       Robert B. Calhoun
Allan R. Dragone        John L. Garcia         George B. Gregory
                                                               -------------
                                                                SEE REVERSE
                                                                    SIDE
                                                               -------------

[X]   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                         FOR                  WITHHOLD
                all nominees listed           AUTHORITY
               (except as marked to        to vote for all
                the contrary below)      nominees listed below
1. Election of          [ ]                      [ ]             2. Proposal to ratify the appointment of Deloitte & Touche LLP,
   Directors                                                        as independent auditors of the books and accounts of Sterling
                                                                    Chemicals Holdings, Inc. for the year ending
  For, except vote withheld from the following nominees(s):         September 30, 1997.
                                                                             FOR     AGAINST     ABSTAIN
----------------------------------------------------------------             [ ]        [ ]        [ ]

                                                                         (Proxy -- Continued from other side)
                                                   This Proxy is solicited by the Board of Directors and will be voted in accordance with the Stockholder's specifications hereon. In the absence of such specification, the Proxy will be voted in favor of each nominee for director and "For" the proposal to ratify the appointment of Deloitte & Touche LLP.

SIGNATURE(S) _______________________________  DATE ____________, 199__

SIGNATURE(S) _______________________________  DATE ____________, 199__
NOTE: *Please sign as name appears hereon. Joint owners each should sign. When signing as attorney, trustee, administrator, executor, etc., please indicate your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
